CERTIFIED RESOLUTIONS

I, Wade Bridge, Assistant Secretary of The Veracity Funds (the “Trust”), hereby certify that the following resolutions were adopted by the Board of Trustees of the Trust, including a majority of the Trustees who are not “interested persons” of the Trust, at a meeting of the Board held on March 17, 2010:

WHEREAS, the Trustees of the Trust, including a majority of the disinterested Trustees, have reviewed the amount, type, form and coverage of National Union Fire Insurance Company Bond No. 6214292 (the “Fidelity Bond”); and

WHEREAS, the amount of coverage under the Fidelity Bond is $600,000, being at least equal to the minimum amount of bond required by Rule 17g-1 promulgated under the Investment Company Act of 1940;

NOW, THEREFORE, BE IT RESOLVED, that the amount, type, form and coverage of the Fidelity Bond and the premium for the Fidelity Bond are reasonable and the Fidelity Bond be, and it hereby is, approved; and

FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust is hereby designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and

FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all actions necessary or appropriate to effectuate these resolutions.

May 7, 2010	/s/Wade Bridge
Wade Bridge, Assistant Secretary